                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ____________


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           FIRST ALLIANCE CORPORATION
             (Exact name of Registrant as Specified in Its Charter)

             DELAWARE                                   33-0721183
  (State or Other Jurisdiction of                    (I.R.S. Employer
  Incorporation or Organization)                   Identification Number)

                17305 VON KARMAN AVENUE, IRVINE, CA  92614-6203
                    (Address of Principal Executive Offices)

                           1996 STOCK INCENTIVE PLAN
                            (Full Title of the Plan)

                                EDWIN C. SUMMERS
             17305 VON KARMAN AVENUE, IRVINE, CALIFORNIA 92614-6203
                    (Name and Address of Agent For Service)

                                 (714) 224-8500
          Telephone Number, Including Area Code, of Agent For Service

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
                                                Proposed Maximum        Proposed Maximum
 Title of Securities to      Amount To Be      Offering Price Per      Aggregate Offering               Amount of
    be Registered             Registered             Share                   Price                  Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
FIRST ALLIANCE CORPORATION
$.01 par value Class A         636,565 (1)             $17.00(2)              $13,600,139(3)           $ 4,121.25
Common Stock                   113,435 (4)             $26.25(5)              $ 2,977,669              $   902.32
                             ----------                                                                  --------
                               750,000                                                                 $ 5,023.57
                             ----------                                                                  --------
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------

(1) Includes 107,500 shares of $.01 par value Class B Common Stock issued as restricted stock pursuant to the terms of an Employment Agreement with an executive officer of Registrant, which stock is convertible into Class A Common Stock on a share for share basis.
(2) In accordance with Rule 457(h), each share has been valued at the price at which the option relating to it may be exercised. Does not include restricted Class B Common Stock described in note (1) above.
(3) Includes 107,500 shares of Class B Common Stock described in note (1) above, and 192,882 shares of Class A Common Stock issuable pursuant to options issued to individuals who may be considered affiliates of the registrant. Pursuant to Rule 457(c), the offering price is based upon the average of the high and low prices on November 21, 1996, as reported in the consolidated reporting system.
(4) Shares underlying options available under the Plan but which have not been granted.
(5) These shares are to be offered at prices not presently determinable. Pursuant to Rule 457(c), the offering price is based upon the average of the high and low prices on November 21, 1996, as reported in the consolidated reporting system.

                                EXPLANATORY NOTE

          The material which follows constitutes a reoffer prospectus, prepared in accordance with the requirements of Part I of Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the 1996 Stock Incentive Plan by persons who may be considered affiliates of First Alliance Corporation, as defined in Rule 405 under the Securities Act of 1933, as amended.

                           FIRST ALLIANCE CORPORATION
                             CROSS REFERENCE SHEET
                   Pursuant to Item 501(b) of Regulation S-K


Form S-3 Item Number and Caption           Location in Prospectus
--------------------------------           ----------------------
1.  Forepart of the Registration
    Statement and Outside Front
    Cover Page of Prospectus               Front Cover

2.  Inside Front and Outside Back
    Cover Pages of Prospectus              Inside Front Cover Pages

3.  Summary Information, Risk
    Factors and Ratio of Earnings
    to Fixed Charges                       The Company; Special
                                           Considerations

4.  Use of Proceeds                        Not Applicable

5.  Determination of Offering Price        Not Applicable

6.  Dilution                               Not Applicable

7.  Selling Security Holders               Selling Stockholders

8.  Plan of Distribution                   Plan of Distribution

9.  Description of Securities
    to be Registered                       Not Applicable

10. Interest of Named Experts
    and Counsel                            Legal Opinion

11. Material Changes                       Not Applicable

12. Incorporation of Certain
    Information by Reference               Incorporation of Certain
                                           Information by Reference

13. Disclosure of Commission
    Position on Indemnification
    for Securities Act Liabilities         Statement on Indemnification


PROSPECTUS
----------

                                 750,000 Shares

                           FIRST ALLIANCE CORPORATION

                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)


          This Prospectus relates to 750,000 shares of the Class A Common Stock, par value $.01 per share (the "Common Stock"), of First Alliance Corporation (the "Company") which may in the future be issued pursuant to awards granted to date and to be granted under the Company's 1996 Stock Incentive Plan (the "Plan") to, and which may be offered for resale from time to time by, certain employees and non-employee directors of the Company and its subsidiaries named herein (the "Selling Stockholders").

          The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby (hereinafter, the "Securities"). The Company will pay all of the expenses associated with the registration of the Securities and this Prospectus. The Selling Shareholders will pay the other costs, if any, associated with any sale of the Securities.

          The Common Stock is quoted on the NASDAQ National Market System under the symbol "FACO." On November 21, 1996, the last reported sale price per share of the Common Stock, as quoted on the NASDAQ National Market System, was $26.50.

                             _____________________

SEE "SPECIAL CONSIDERATIONS" CONTAINED IN THE FOREPART OF THIS PROSPECTUS FOR A
  DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE
                        PURCHASERS OF THE COMMON STOCK.

                             _____________________


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
 HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE

                             _____________________


                The date of this Prospectus is November 27, 1996

                    TABLE OF CONTENTS

                                                     Page
                                                     ----
Available Information..............................     2
Incorporation of Certain Information by Reference..     2
The Company........................................     3
Special Considerations.............................     3
Selling Stockholders...............................    12
Use of Proceeds....................................    13
Plan of Distribution...............................    13
Legal Matters......................................    13
Experts............................................    13
Statement on Indemnification.......................    14


                             AVAILABLE INFORMATION

          The Company has filed a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), covering the Securities offered by this Prospectus. This prospectus omits certain information and exhibits included in the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission, Commission File No. 0-28706. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Room 1400, Chicago, Illinois 60606 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549, at prescribed rates.
The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding Registrants that file electronically with the Commission, including the Company, and the address is http://www.SEC.GOV.

          The Company's Common Stock is quoted on the NASDAQ National Market System under the symbol "FACO."


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The following documents previously filed by the Company with the Commission are by this reference incorporated in and made a part of this
Prospectus: (i) the registration statement on form S-1 filed by the Company with respect to the initial public offering of its Common Stock, including all amendments and supplements thereto (the "IPO Registration Statement"), Commission File No. 333-3633; (ii) the quarterly reports on form 10-Q filed by the Company for the quarterly periods ended June 30 and September 30, 1996; and
(iii) all documents filed by the

Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to First Alliance Corporation, Attention: Corporate Secretary, 17305 Von Karman Avenue, Irvine, California 92614-6203, telephone number (714) 224-8500.

                                  THE COMPANY

          First Alliance Corporation is a holding company, the only operations of which are to provide management for its wholly owned subsidiaries. The term "Company" as used in this Prospectus includes First Alliance Corporation and its subsidiaries, unless the context otherwise requires. The assets and operations of the Company consist substantially of First Alliance Mortgage Company, which was founded in 1971 and incorporated in California in 1975. The Company has been actively involved in the mortgage lending business since its founding. The Company maintains its principal office at 17305 Von Karman Avenue, Irvine, California 92614-6203. The Company's telephone number is (714) 224-8500.

                             SPECIAL CONSIDERATIONS

      Prospective investors should consider carefully the following factors:

DECLINE OF COLLATERAL VALUE MAY ADVERSELY AFFECT LOAN-TO-VALUE RATIOS

     The Company's business may be adversely affected by declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a borrower default. Further, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of the Company's focus on borrowers who are unable to obtain mortgage financing from conventional mortgage sources, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general. Any sustained period of such increased delinquencies, foreclosures or losses could adversely affect the Company's results of operations and financial condition.

CREDIT IMPAIRED BORROWERS MAY RESULT IN INCREASED DELINQUENCY RATES

     The Company focuses its marketing efforts on borrowers who may be unable to obtain mortgage financing from conventional mortgage sources. Loans made to such borrowers may entail a higher risk of delinquency and higher losses than loans made to borrowers who utilize conventional mortgage sources. As of June 30, 1996 and December 31, 1995, total delinquent loans as a percentage of the Company's Servicing Portfolio were 5.3% and 5.8%, respectively, as compared to 4.35% and 4.5% for the portfolios of the mortgage banking industry as a whole according to the Mortgage Bankers Association. While the Company employs underwriting criteria and collection methods to mitigate the higher risks inherent in loans made to these borrowers, no assurance can be given that such criteria or methods will afford adequate protection against such risks. In the event that pools of loans sold and serviced by the Company experience higher delinquencies, foreclosures or losses than anticipated, the Company's results of operations or financial condition could be adversely affected.

IMPACT OF REGULATION AND LEGISLATION

     The Company's business is subject to extensive regulation, supervision and licensing by Federal, state and local governmental authorities and is subject to various laws, regulations and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. The Company's consumer lending activities are subject to the Truth-in-Lending Act (including the Home Ownership and Equity Protection Act of 1994), the Fair Housing Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Real Estate Settlement Procedures Act ("RESPA"), the Home Mortgage Disclosure Act and the Fair Debt Collection Practices Act and regulations promulgated thereunder, as well as other Federal and state statutes and regulations affecting the Company's activities. The Company is also subject to the rules and regulations of, and examinations by, state regulatory authorities with respect to originating, processing, underwriting, selling, securitizing and servicing loans. These rules and regulations, among other things, (i) impose licensing obligations on the Company, (ii) establish eligibility criteria for mortgage loans, (iii) prohibit discrimination, (iv) provide for inspections and appraisals of properties, (v) require credit reports on loan applicants, (vi) regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, (vii) mandate certain disclosures and notices to borrowers and (viii) in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to termination or suspension of the Company's servicing rights without compensation to the Company, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

     Recent Federal legislation, the Riegle Community Development and Regulatory Improvement Act (the "Riegle Act"), has focused additional regulation on mortgage loans having relatively higher origination fees and interest rates, such as those made by the Company, and the Company expects its business to be the focus of additional Federal and state legislation, regulation and possible enforcement in the future.

     The Company's placement of insurance covering improvements on real property that secures the Company's loan to a borrower is subject to state and federal statutes and regulations applicable to "force placed" insurance. The Company receives a fee in connection with its placement of such insurance in California, which activity is not required to be licensed. Historically the Company also received a fee in connection with the placement of such insurance outside California. While the Company does not believe, based on the advice of regulatory counsel, that it was required to be licensed in connection with such activity, a state insurance regulator or a court could take a different interpretation. The rules and regulations governing force placed insurance impose certain disclosure and notice requirements on the Company prior to effecting such insurance coverage, impose limitations on the Company's ability to accept or reject insurance coverage offered by a borrower and impose restrictions on the fees and costs which the Company may charge the borrower with respect to such insurance. The Company's sale of credit life insurance and credit disability insurance in the state of California is subject to statutes and regulations in that state applicable to insurance producers. Failure to comply with any of the foregoing state and federal requirements could lead to imposition of civil penalties on the Company, class action lawsuits and administrative enforcement actions.

     The laws and regulations described above are subject to legislative, administrative and judicial interpretation, and certain of these laws and regulations have been infrequently interpreted or only recently enacted. Infrequent interpretations of these laws and regulations or an insignificant number of interpretations of recently enacted regulations can result in ambiguity with respect to permitted conduct under these laws and regulations. Any ambiguity under the regulations to which the Company is subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class action lawsuits, with respect to the Company's compliance with the applicable laws and regulations. As a mortgage lender, the Company has been, and expects to continue to be, subject to regulatory enforcement actions and private causes of action from time to time with respect to its compliance with applicable laws and regulations.

     Although the Company utilizes systems and procedures to facilitate compliance with these legal requirements and believes that it is in compliance in all material respects with applicable Federal, state and local laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future, or that existing laws and regulations will not be interpreted in a more restrictive manner, that could make compliance more difficult or expensive.

ELIMINATION OF DEDUCTIBILITY OF MORTGAGE INTEREST COULD ADVERSELY AFFECT RESULTS OF OPERATIONS

     Members of Congress, government officials and political candidates have from time to time suggested the elimination of the mortgage interest deduction for Federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for loans of the kind offered by the Company.

RISK OF LITIGATION

     In the ordinary course of its business, the Company is subject to claims made against it by borrowers and investors who have purchased loans from the Company arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees, officers and agents of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that liability with respect to any currently asserted claims or legal actions is not likely to be material to the Company's consolidated results of operations or financial condition; however, any claims asserted in the future may result in legal expenses or liabilities that could have a material adverse effect on the Company's results of operations and financial condition and could distract members of management from the operations of the Company.

FLUCTUATIONS IN INTEREST RATES MAY ADVERSELY AFFECT PROFITABILITY

     The profitability of the Company is likely to be adversely affected during any period of rapid changes in interest rates. A substantial and sustained increase in interest rates could adversely affect the spread between the rate of interest received by the Company on its loans and the interest rates payable under warehouse financing facilities during the warehousing period or the pass-through rate for regular interests issued in securitizations. Such rate increases could also affect the ability of the Company to originate and purchase loans. A significant decline in interest rates could decrease the size of the Company's servicing portfolio by increasing the level of loan prepayments.

     The Company has implemented a hedging program designed to provide a level of protection against the impact of rapid changes in interest rates on the value of fixed rate loans from the time the Company commits to fund or purchase such loans to the date of their securitization or sale. The Company does not hedge the interest rate risk associated withholding adjustable rate mortgages pending their sale or securitization due to the decreased significance of such risk because the pass-through rates for regular interests related to the Company's adjustable rate mortgage pools are also adjustable although not necessarily in the same period.

     An effective hedging strategy is complex and no hedging strategy can completely insulate the Company from interest rate risks. The nature and timing of hedging transactions may impact the effectiveness of hedging strategies. Poorly designed strategies or improperly executed transactions may increase rather than mitigate risk. In addition, hedging involves transaction and other costs, and such costs could increase as the period covered by the hedging protection increases or in periods of rising and fluctuating interest rates. Therefore, the Company may be prevented from effectively hedging its interest rate risks, which could have a material adverse effect on the Company's results of operations and financial condition.

DEPENDENCE ON SECURITIZATIONS AND IMPACT ON QUARTERLY OPERATING RESULTS

     Gain on sale of loans generated by the Company's securitizations represents a significant portion of the Company's revenues and net income. Furthermore, the Company relies significantly on securitizations to generate cash proceeds for repayment of its warehouse financing facilities and enable the Company to originate and purchase additional loans. Several factors affect the Company's ability to complete securitizations, including conditions in the securities markets generally, conditions in the asset-backed securities markets specifically, the credit quality of the Company's servicing portfolio and the Company's ability to obtain credit enhancement. Any substantial reductions in the size or availability of the securitization market for the Company's loans could have a material adverse effect on the Company's results of operations and financial condition.

     The Company's revenues and net income have fluctuated in the past and are expected to fluctuate in the future principally as a result of the timing and size of its securitizations. Several factors affecting the Company's business can cause significant variations in its quarterly results of operations. In particular, variations in the volume of the Company's loan originations and purchases, the differences between the Company's cost of funds and the average interest rates of originated or purchased loans, the effectiveness of the Company's hedging strategies, the pass-through rate for regular interests issued in securitizations, and the timing and size of securitizations can result in significant increases or decreases in the Company's revenues from quarter to quarter. A delay in closing a securitization during a particular quarter would postpone recognition of gain on sale of loans. In addition, unanticipated delays in closing a securitization could also increase the Company's exposure to interest rate fluctuations by increasing the warehousing period for its loans. If the Company were unable to profitably securitize a sufficient number of its loans in a particular reporting period, the Company's revenues for such period would decline and would result in lower net income and possibly a net loss for such period, and could have a material adverse effect on the Company's results of operations and financial condition.

LOSS OF HISTORICAL LOAN ORIGINATION FEES COULD ADVERSELY AFFECT RESULTS OF OPERATIONS

     The Company has historically generated positive cash flow due, in large part, to its customary loan origination fees. Net loan origination fees constituted 53.6%, 43.1%, 61.9% and 51.6% of the Company's total revenues for the nine months ended September 30, 1996 and for the years 1995, 1994 and 1993, respectively. Weighted average loan origination and processing fees as a percentage of gross loans originated in the retail branches for those periods were 14.9%, 15.3%, 15.6% and 17.8%, respectively. Any reduction in the amount of the Company's loan origination fees, whether by reason of regulation, competition or otherwise, will negatively impact the Company's cash flow and could have a material adverse effect on the Company's results of operations and financial condition.

LOSS OF FUNDING SOURCES COULD ADVERSELY AFFECT RESULTS OF OPERATIONS

     The Company funds substantially all of the loans which it originates or purchases through borrowings under the warehouse financing facility and internally generated funds. These borrowings are in turn repaid with the proceeds received by the Company from selling such loans through loan sales or securitizations. Any failure to renew or obtain adequate funding under the warehouse financing facilities or other borrowings, or any substantial reduction in the size of or pricing in the markets for the Company's loans, could have a material adverse effect on the Company's results of operations and financial condition. To the extent that the Company is not successful in maintaining or replacing existing financing, it would have to curtail its loan production activities or sell loans earlier than is optimal, thereby having a material adverse effect on the Company's results of operations and financial condition.

IMPAIRMENT OF VALUE OF RESIDUAL INTERESTS AND MORTGAGE SERVICING RIGHTS

     The Company records gains on sale of loans through securitization based in part on the fair value of the residual interests received in the REMIC Trust by the Company and on the fair value of retained mortgage servicing rights related to such loans. The fair values of such residual interests and retained mortgage servicing rights are in turn based in part on market interest rates and projected loan prepayment and credit loss rates. Increases in interest rates or higher than anticipated rates of loan prepayments or credit losses of these or similar securities may require the Company to write down the value of such residual interests and mortgage servicing rights and result in a material adverse impact on the Company's results of operations and financial condition. The Company is not aware of an active market for the residual interests. No assurance can be given that the residual interests could in fact be sold at their carrying value, if at all.

LOSS OF CREDIT ENHANCEMENT COULD RESULT IN INCREASED INTEREST COSTS

     In order to gain access on favorable terms to the public securitization market, the Company has relied on credit enhancement to achieve a "AAA/Aaa" rating for the regular interests in its securitizations. The credit enhancement has generally been in the form of an insurance policy issued by the certificate insurer insuring the repayment of regular interests in each of the REMIC Trusts sponsored by the Company. The certificate insurer is not required to insure future securitizations nor is the Company restricted in its ability to obtain credit enhancement from providers other than the certificate insurer or to use other forms of credit enhancement. There can be no assurance that the Company will be able to obtain credit enhancement in any form from the certificate insurer or any other provider of credit enhancement on acceptable terms or that future securitizations will be similarly rated. A downgrading of regular interests already outstanding or of the certificate insurer's credit rating or its withdrawal of credit enhancement could result in higher interest costs for future securitizations. Such events could have a material adverse effect on the Company's results of operations and financial condition.

STRONG OR INCREASED COMPETITION COULD ADVERSELY AFFECT RESULTS OF OPERATIONS

     Competition in the mortgage financing business is intense. The mortgage financing market is highly fragmented and has been serviced by mortgage brokers, mortgage banking companies, commercial banks, credit unions, thrift institutions, and finance companies. Many of these competitors have greater financial resources and may have significantly lower costs of funds than the Company. Even after the Company has made a loan to a borrower, the Company's competitors may seek to refinance the Company's loan in order to take additional cash out of the property or reduce payments. Furthermore, the profitability of the Company and other similar lenders is attracting additional competitors into this market, with the possible effect of reducing the Company's ability to charge its customary origination fees and interest rates. In addition, as the Company expands into new geographic markets, it will face competition from lenders with established positions in these locations. There can be no assurance that the Company will be able to continue to compete successfully in the markets it serves. Such an event could have a material adverse effect on the Company's results of operations and financial condition.

CONCENTRATION OF OPERATIONS IN CALIFORNIA

     Approximately 71.5% of the dollar volume of the servicing portfolio at, and approximately 42.6% of the dollar volume of loans originated or purchased by the Company during the nine months ended, September 30, 1996 were secured by properties located in California. Although the Company is expanding its retail branch network outside California, the Company's servicing portfolio and loan originations and purchases are likely to remain concentrated in California for the foreseeable future. Consequently, the Company's results of operations and financial condition are dependent upon general trends in the California economy and its residential real estate market. The California economy has experienced a slowdown or recession over the last several years that has been accompanied by a sustained decline in the California real estate market. Residential real estate market declines may adversely affect the values of the properties securing loans such that the principal balances of such loans, together with any primary financing on the mortgaged properties, will equal or exceed the value of the mortgaged properties. In addition, California historically has been vulnerable to certain natural disaster risks, such as earthquakes and erosion-caused mudslides, which are not typically covered by the standard hazard insurance policies maintained by borrowers. Uninsured disasters may adversely impact borrowers' ability to repay loans made by the Company. The existence of adverse economic conditions or the occurrence of such natural disasters in California could have a material adverse effect on the Company's results of operations and financial condition.

ABILITY OF THE COMPANY TO IMPLEMENT ITS GROWTH STRATEGY

     The Company's growth strategy is dependent upon its ability to increase its loan origination volume through the growth of its retail branch network while maintaining its customary origination fees, interest rate spreads and underwriting criteria with respect to such increased loan origination and purchase volume. Implementation of this strategy, which includes nationwide and international geographic expansion, will depend in large part on the Company's ability to: (i) expand its retail branch network in markets with a sufficient concentration of borrowers meeting the Company's underwriting criteria; (ii) obtain adequate financing on favorable terms to fund its growth strategy; (iii) profitably securitize its loans in the secondary market on a regular basis; (iv) hire, train and retain skilled employees; and (v) continue to expand in the face of increasing competition from other mortgage lenders. The Company's failure with respect to any or all of these factors could impair its ability to successfully implement its growth strategy which could have a material adverse effect on the Company's results of operations and financial condition.

LOAN DELINQUENCIES AND DEFAULTS MAY REDUCE VALUE OF RESIDUAL INTERESTS

     After a loan has been originated or purchased by the Company, the loan is held as part of the servicing portfolio and is subject to sale or securitization. During the period a loan is so held, the Company is at risk for loan delinquencies and defaults. Following the sale of the loan on a servicing released basis, the Company's loan delinquency and default risk with respect to such loan is limited to those circumstances in which it is required to repurchase such loan due to a breach of a representation or warranty in connection with the loan sale. On securitized loans, the Company also has this risk of loan delinquency or default to the extent that losses are paid out of reserve accounts or by reducing the over-collateralization to the extent that funds are available. Such losses may result in a reduction in the value of the residual interests held by the Company and could have a material adverse effect on the Company's results of operations and financial condition.

TERMINATION OF SERVICING RIGHTS MAY ADVERSELY AFFECT RESULTS OF OPERATIONS

     At September 30, 1996, approximately 89.9% of the dollar volume of the Company's servicing portfolio consisted of loans securitized by the Company and sold to REMIC Trusts. The Company's form of pooling and servicing agreement for each of these REMIC Trusts provides that the certificate insurer insuring the senior interests in the related REMIC Trust may terminate the Company's servicing rights under particular circumstances. With respect to six of the Company's securitizations (with loan balances of $222.4 million at September 30, 1996), the certificate insurer may terminate the servicing rights of the Company if, among other things, the number of loans in the REMIC Trust that are delinquent 91 days or more (including foreclosures and REO properties) exceeds 10.0% of the total number of loans in the REMIC Trust for four consecutive months.

     With respect to the Company's five most recent securitizations, the certificate insurer may terminate the servicing rights of the Company if, among other things, (i) the three month average of the quotient of the principal balance of all loans that are delinquent 91 days or more (including foreclosures and REO properties) divided by the pool principal balance for the related period exceeds 7.0%; (ii) the annual cumulative realized losses for any year exceed 2.0% of the average pool principal balance for the same year; or (iii) with respect to the two transactions completed in 1995, if within the first five years of the REMIC Trust, the cumulative losses exceed 5.75% of the original principal balance of the REMIC Trust or if cumulative losses after year five exceed 8.63% of the original principal balance of the REMIC Trust. The Company's first two securitizations in 1996 include language that modifies the cumulative loss figures to 6.63% within the first five years and 9.94% after year five, and its most recent securitization modifies the cumulative loss figures to 5.0% within the first five years and 7.0% after year five.

     At September 30, 1996, none of the REMIC Trusts exceeded the foregoing delinquency or loss calculations. There can be no assurance that delinquency and loss rates with respect to the Company's securitized loans will not exceed these rates in the future or, if exceeded, that the servicing rights would not be terminated. Any termination of servicing rights could have a material adverse effect on the Company's results of operations and financial condition.

ANTI-TAKEOVER EFFECT OF CAPITAL STRUCTURE; VOTING CONTROL OF COMPANY

     The Company has two classes of authorized Common Stock, Class A Common Stock, which is offered hereby, and Class B Common Stock. While the holder of each share of Class A Common Stock is entitled to one vote per share, the holder of each share of Class B Common Stock is entitled to four votes per share. The Class A Common Stock and the Class B Common Stock generally vote together as a single class. Brian Chisick and his wife, Sarah Chisick, and the grantor trusts for which they have the beneficial voting interests (collectively, the "Chisick Family") are the beneficial owners of substantially all of the outstanding Class B Common Stock. The Chisick Family holds approximately 90.6% of the aggregate voting power of the Company, which allows it to control all actions to be taken by the stockholders, including the election of all directors to the Board of Directors. The Board of Directors is expected to be comprised entirely of designees of the Chisick Family. This voting control may have the effect of discouraging offers to acquire the Company because the consummation of any such acquisition would require the consent of the Chisick Family. In addition, the Board of Directors is authorized to issue shares of preferred stock from time to time with such rights and preferences as the Board may determine. Such preferred stock could be issued in the future with terms and conditions that could further discourage offers to acquire the Company.

ANTI-TAKEOVER EFFECT OF DELAWARE LAW

     The Company is a Delaware corporation and is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general,
Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" with the Company for three years following the date that person became an interested stockholder unless the business combination is approved in a prescribed manner. This statute could make it more difficult for a third party to acquire control of the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company's growth and development to date have been largely dependent upon the services of Brian Chisick, Chief Executive Officer and President of the Company. Although the Company has been able to hire and retain other qualified and experienced management personnel, the loss of Brian Chisick's services for any reason could have a material adverse effect on the Company. The Company has entered into an employment agreement with Brian Chisick. The Company does not carry "key man" life insurance on the life of Brian Chisick.

ENVIRONMENTAL LIABILITIES

     In the course of its business, the Company has acquired, and may acquire in the future, properties securing loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or sources thereof could be discovered on such properties after acquisition by the Company. In such event, the Company may be required by law to remove such substances from the affected properties at its sole cost and expense. There can be no assurance that (i) the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by the properties, (ii) the Company would have adequate remedies against the prior owner or other responsible parties or (iii) the Company would not find it difficult or impossible to sell the affected properties either prior to or following such removal.

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to July 26, 1996, there was no public market for the Class A Common Stock. The trading price of the Class A Common Stock could be subject to wide fluctuations in response to quarterly variations in changes in financial estimates by securities analysts and other events or facts. These broad market fluctuations may adversely affect the market price of the Class A Common Stock.

RESTRICTIONS ON FUTURE SALES BY STOCKHOLDERS; EFFECT ON SHARE PRICE OF SHARES AVAILABLE FOR FUTURE SALE

     Shares of Class B Common Stock are not being offered hereby. The Chisick Family is the record and beneficial holder of substantially all of the outstanding shares of Class B Common Stock and are subject to certain lock-up restrictions with respect to its ability to sell or otherwise dispose of any of its shares of Class B Common Stock (which shares, upon transfer by the Chisick Family to unrelated parties, convert to Class A Common Stock) without the prior written consent of the Representative. When such lock-up restrictions lapse on January 25, 1997, such shares of Class B Common Stock may be sold in the public market or otherwise disposed of, subject to compliance with applicable securities laws. The Company's Certificate of Incorporation authorizes the issuance of 25,000,000 shares of Class A Common Stock and 15,000,000 shares of Class B Common Stock. As of the date of this Prospectus there were outstanding 4,025,000 shares of Class A Common Stock and 10,750,000 shares of Class B Common Stock. Sales of a substantial number of shares of Class B Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock.

NO CASH DIVIDENDS

     The Company intends to retain its earnings, if any, for use in its business and does not anticipate declaring or paying any cash dividends in the foreseeable future.

                              SELLING STOCKHOLDERS

     The following table sets forth the name and relationship to the Company of each Selling Stockholder and the number of shares of Common Stock each Selling Stockholder (1) owned of record as of November 21, 1996, (2) has acquired through the Plan pursuant to the exercise of stock options or otherwise, (3) may acquire pursuant to the exercise of stock options previously granted under the Plan (whether or not they are presently exercisable), all of which shares may be sold pursuant to this Prospectus, and (4) will own after the completion of this offering, assuming all shares offered are sold.

                                                             Shares       Shares Underlying    Shares to be Owned
                              Shares of Common             Previously      Options Granted        After Exercise
                               Stock Owned of               Acquired          Under the           of All Options
 Name and Relationship to       Record as of                 Through         Plan But Not       and Sales of All
First Alliance Corporation    November 21, 1996(1)          the Plan        Yet Exercised      Shares Offered (2)
----------------------------  --------------------       --------------  -------------------   ------------------

Merrill Butler, Director           None                      None              37,500                (3)
                                                                                                    -----

George Gibbs, Jr., Director         100                      None              37,500                (3)
                                                                                                    -----

Albert L. Lord, Director           None                      None              37,500                (3)
                                                                                                    -----

Mark K. Mason                      1,900                    107,500            19,500                (3)
Director,                                                                                           -----
Executive Vice President,
Chief Financial Officer

Jeffrey W. Smith                   1,000                     None              55,000                (3)
Director,                                                                                           -----
Executive Vice President,
Chief Operating Officer

Edwin C. Summers                     500                     None               5,882                (3)
Vice President,                                                                                     -----
General Counsel & Secretary
                                   -----                  ---------          --------               -----
                                   3,500                   107,500            192,882               3,500

(1) Includes shares underlying Options which are exercisable within 60 days from November 21, 1996.
(2) Assumes that all shares of Common Stock offered are sold, that no additional Common Stock will be purchased, and that no additional Common Stock will be sold.
(3)  Less than 1% of the outstanding Common Stock.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Securities offered hereby.

                              PLAN OF DISTRIBUTION

     Sale of the Common Stock offered hereby may be made on the NASDAQ National Market System or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholder will be borne by such shareholder.

     The Common Stock may be sold in (a) a block trade in which the broker or dealer so engaged will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) transactions in which a broker or dealer acts as principal and resells the Common Stock for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company has informed the Selling Stockholders of the need for delivery of a copy of this Prospectus. There is no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Common Stock covered by this Prospectus.

                                 LEGAL MATTERS

       Certain legal matters will be passed upon for the Company by Edwin C. Summers, Vice President and General Counsel of the Company.

                                    EXPERTS

     The statement of financial condition of First Alliance Corporation as of June 30, 1996, and the financial statements of First Alliance Mortgage Company for the years ended December 31, 1993, 1994 and 1995, appearing in the IPO Registration Statement, have been audited by Deloitte & Touche, LLP independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSONS MAKING SUCH OFFER OR SOLICITATION ARE NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                          STATEMENT ON INDEMNIFICATION

     Article VIII of the Certificate of Incorporation of the Company and Sections 7.1 and 7.2 of the Bylaws of the Company provide that the Company shall indemnify, to the fullest extent permitted by law, its officers and directors, and in its discretion may indemnify other persons to the extent permitted by law. With respect to possible indemnification pursuant to such provisions of directors, officers and controlling persons of the Company for liabilities arising under the Securities Act of 1933, the Company is aware that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents are incorporated by reference in the Registration Statement:

          (a)  The IPO Registration Statement; and

          (b) All other reports filed by the Registrant pursuant to sections 13(a) or 15(d) of the Exchange Act since July 25, 1996.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Incorporated by reference from pages 61-63 of the IPO Registration Statement.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Certain legal matters relating to the Plan have been passed upon for the Registrant by Edwin C. Summers, who is the Vice President, General Counsel and Secretary of the Registrant. Mr. Summers beneficially owns 500 shares of Common Stock and holds an additional option under the Plan to acquire 5,882 shares of Common Stock.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Incorporated by reference from Item 14 on pages II-1 through II-3 of
Part II of the IPO Registration Statement.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Issuance of 107,500 shares of Class B Common Stock on June 29, 1996 to Mark
K. Mason, Chief Financial Officer of the Registrant, was made in reliance upon the private offering exemption provided in Section 4(2) of the Securities Act of 1933.

ITEM 8.   EXHIBITS.


Exhibit
Number                                  Description
------                                  -----------
 4a          Certificate of Incorporation of the Registrant - Incorporated by reference from Exhibit 3.1 to the IPO Registration Statement

 4b          Bylaws of the Company - Incorporated by reference from Exhibit 3.2 to the
             IPO Registration Statement

 4c          1996 Stock Incentive Plan - Incorporated by reference from Exhibit 4.1 to the IPO Registration Statement

 4d          Form of Incentive Stock Option Agreement

 4e          Form of Nonqualified Stock Option Agreement

 5           Opinion of Edwin C. Summers

 23a Consent of Deloitte & Touche, LLP independent auditors regarding statements of financial condition of First Alliance Corporation as of June 30, 1996

 23b Consent of Deloitte & Touche, LLP independent auditors regarding financial statements of First Alliance Mortgage Company for the years ended December 31, 1993, 1994 and 1995.

 23c         Consent of Edwin C. Summers - contained in Exhibit 5

ITEM 9.  UNDERTAKINGS


 1.  The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(i) and (a)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES


     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, state of California, on this 27th day of November, 1996.

                                               FIRST ALLIANCE CORPORATION


                                          By
                                            ----------------------------------
                                                      Brian Chisick
                                          Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Brian Chisick and Mark K. Mason, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


        Name                         Title                                        Date
        ----                         -----                                        ----
/s/ BRIAN CHISICK           Chairman of the Board,                         November 27, 1996
----------------------      President, Chief Executive
    Brian Chisick           Officer, Director


/S/ MARK K. MASON           Executive Vice President,                      November 27, 1996
----------------------      Chief Financial Officer,
    Mark K. Mason           Director


/s/ JEFFREY W. SMITH        Executive Vice President,                      November 27, 1996
----------------------      Chief Operating Officer,
   Jeffrey W. Smith         Director


/s/ SARAH CHISICK
----------------------      Vice President, Director                       November 27, 1996
    Sarah Chisick


----------------------      Director                                       November ...., 1996
    Merrill Butler


----------------------      Director                                       November ...., 1996
  George Gibbs, Jr.


----------------------      Director                                       November ...., 1996
    Albert L. Lord

                                 EXHIBIT INDEX


  Exhibit                                                          Sequentially
  Number                  Description                             Numbered Page
 --------                 -----------                             -------------
   4a        Certificate of Incorporation of the Registrant
             (Incorporated by reference from Exhibit 3.1 to
             Registration Statement on Form S-1, File No.
             333-3633, including all amendments thereto,
             filed by Registrant with the Securities and
             Exchange Commission and effective July 25, 1996
             (the "IPO Registration Statement"))

   4b Bylaws of the Company - (Incorporated by reference from Exhibit 3.2 to the IPO
             Registration Statement)

   4c 1996 Stock Incentive Plan (Incorporated by reference from Exhibit 4.1 to the IPO
             Registration Statement)

   4d        Form of Incentive Stock Option Agreement

   4e        Form of Nonqualified Stock Option Agreement

   5         Opinion of Edwin C. Summers

  23a Consent of Deloitte & Touche, LLP independent auditors regarding statement of financial condition of First Alliance Corporation as of June 30, 1996

  23b Consent of Deloitte & Touche, LLP, independent auditors, regarding financial statements of First Alliance Mortgage Company for the years ended December 31, 1993, 1994 and 1995